Report of Independent Accountants


To the Board of Directors of
Select Asset Fund, Series 1, Inc.


We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Select Asset Fund, Series 1, Inc. (the "Fund") was in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of
December 31, 1998 with respect to securities and similar investments reflected in the investment account of the Fund. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1998, and with respect to agreement of security and similar investments purchases and sales, for the year ended December 31, 1998;

* Roll forward of securities held at December 31, 1998 and subsequent review of the disposal of all securities.

* Reconciliation of all securities and investments to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.


In our opinion, management's assertion that Select Asset Fund, Series 1, Inc. was in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1998, with respect to securities and similar investments reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Select Asset Fund, Series 1, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.


Ernst & Young, LLP

Detroit, Michigan
February 12, 1999b







                                    SELECT ASSET FUND, SERIES 1, INC.

                                        Portfolio of Investments

                                            December 31, 1998


    No. of
    Shares                                             Market Value

COMMON STOCK

   BUILDING AND CONSTRUCTION                        2.23%

                   BUILDING MATERIALS

      21,700  CHAMPION INTL CORP                              878,850.00
       1,400  GEORGIA PACIFIC CORP                             81,987.50

      48,600  HOME DEPOT                                    2,973,712.50
      31,400  LOUISIANA PAC CORP                              575,012.50
      18,000  MASCO CORP                                      517,500.00

       3,800  OWENS CORNING                                   134,662.50

                   PAINT AND FLAT GLASS

       4,700  PPG INDUS INC                                   273,775.00
      10,700  SHERWIN WILLIAMS CO                             314,312.50

                   INDUSTRIAL CHEMICALS

      20,400  GREAT LAKES CHEM CRP                            816,000.00
      26,700  ROHM & HAAS CO                                  804,337.50


                   MISCELLANEOUS
      20,300  FLUOR CORP                                      864,018.75

       2,500  FOSTER WHEELER CORP                              32,968.75
       1,700  KAUFMAN & BROAD HOME CORP                        48,875.00


         TOTAL BUILDING AND CONSTRUCTION                   $8,316,012.50

   CHEMICALS AND DRUGS                             10.68%


                   CHEMICALS
      41,100  AIR PRODS & CHEMS INC                         1,644,000.00

      36,900  AMGEN INC                                     3,858,356.25
      39,400  BOSTON SCIENTIFIC CORP                        1,056,412.50
       2,700  DOW CHEMICAL CO                                 245,531.25

       2,900  DUPONT DENEMOURS & CO                           153,881.25
       1,950  EASTMAN CHEMICAL CO                              87,262.50
       9,200  ENGLEHARD CORP                                  179,400.00

       1,700  FMC CORP-NEW                                     95,200.00
         700  HERCULES INC                                     19,162.50
      82,200  MONSANTO CO                                   3,904,500.00

       5,900  MORTON INTERNATIONAL INC                        144,550.00
       3,300  NALCO CHEM CO                                   102,300.00
       8,900  PRAXIAIR INC                                    313,725.00

       5,100  SIGMA-ALDRICH CORP                              149,812.50
       6,600  UNION CARBIDE CORP                              280,500.00
       6,400  WR GRACE & CO NEW                               100,400.00


                   DRUGS
      14,800  ABBOT LABS                                      725,200.00

       9,000  ALZA CORP CL A                                  470,250.00
      12,200  AMERICAN HOME PRODUCTS                          687,012.50
       9,800  BRISTOL MYERS SQUIBB CO                       1,311,362.50

      17,250  DOLLAR GENERAL CORP                             407,531.25

      20,400  JOHNSON & JOHNSON                             1,711,050.00
      10,900  LILLY ELI & CO                                  968,737.50

      18,600  MERCK & CO., INC                              2,746,987.50
      18,800  PFIZER INC                                    2,358,225.00
      28,070  PHARMACIA & UPJOHN INC                        1,589,463.75

      14,600  SCHERING PLOUGH                                 806,650.00
      73,100  WALGREEN CO                                   4,280,918.75

                   COSMETICS

       8,700  ALBERTO CULVER CO CL B                          232,181.25
       2,200  AVON PRODUCTS INC                                97,350.00

       9,900  INTL FLAVORS & FRAGRANCES                       437,456.25

                   HEALTH PRODUCTS/CARE

      16,100  ALLERGAN INC                                  1,042,475.00
       3,900  BARD CR INC                                     193,050.00
      12,800  BAUSCH & LOMB                                   768,000.00

       2,600  BAXTER INTL INC.                                167,212.50
       9,800  BECTON DICKINSON & CO                           418,337.50
      51,250  COLUMBIA/HCA HEALTHCARE                       1,268,437.50

      18,600  GUIDANT CORP                                  2,050,650.00
       4,400  HCR MANOR CARE                                  129,250.00
      13,300  TENET HEALTHCARE CORP                           349,125.00

      54,100  UTD HEALTHCARE CORP                           2,329,681.25

               TOTAL CHEMICALS AND DRUGS                  $39,881,588.75


   CONSUMER PRODUCTS                               11.67%

                   CONFECTIONS AND BEVERAGES

       7,200  ANHEUSER-BUSCH COS                              472,500.00
       3,700  BROWN FORMAN INC CL B                           280,043.75

      81,800  COCA COLA CO                                  5,470,375.00
      29,400  NEWELL CO.                                    1,212,750.00
       6,300  PEPSICO INC                                     257,906.25


                   CONTAINERS
       6,100  AVERY DENNISON CORP                             274,881.25

       2,100  BALL CORP                                        96,075.00
      16,400  CROWN CORK & SEAL INC                           505,325.00
       2,100  OWENS - ILLINOIS INC                             64,312.50

       5,863  SEALED AIR CORP                                 299,379.44
       2,600  TEMPLE INLAND INC                               154,212.50

                   PACKAGED FOOD

     104,184  ARCHER DANIELS MIDLAND CO                     1,790,662.50
      13,400  BESTFOODS                                       713,550.00

       5,400  CAMPBELL SOUP CO                                297,000.00
       6,500  CONAGRA                                         204,750.00
       1,700  COORS ADOLPH CO CL B                             95,943.75

       6,800  GENERAL MILLS INC                               528,700.00
       4,300  HEINZ H J CO                                    243,487.50
       6,300  HERSHEY FOODS CORP                              391,781.25

       2,300  KELLOGG CO                                       78,487.50
      40,200  PIONEER HI BRED INTL INC                      1,085,400.00
       2,200  QUAKER OATS CO                                  130,900.00

      16,500  RALSTON-PURINA GROUP                            534,187.50
       4,600  SARA LEE CORP                                   129,662.50
      15,200  SYSCO CORP                                      417,050.00

      18,300  WRIGLEY WM JR CO                              1,638,993.75


                   PAPER

       4,000  AMERICAN GREETINGS CL A                         164,250.00
       2,400  BEMIS CO                                         91,050.00
       6,900  BOISE CASCADE CORP                              213,900.00

       9,800  FORT JAMES CORPORATION                          392,000.00
       4,379  INTERNATIONAL PAPER CO                          196,233.94
       4,680  KIMBERLY CLARK CORP                             255,060.00

      20,000  MEAD CORP                                       586,250.00
       1,100  POTLATCH CORP                                    40,562.50
       3,600  UNION CAMP CORP                                 243,000.00

       9,500  WEYERHAEUSER CO                                 482,718.75

                   PRINTING AND PUBLISHING

       1,600  JOSTENS INC                                      41,900.00
      14,300  KNIGHT-RIDDER INC                               731,087.50
       2,400  MCGRAW-HILL COMPANIES INC                       244,500.00

       9,300  MEREDITH CORP                                   352,237.50
      35,600  NEW YORK TIMES CO CL A                        1,234,875.00
      52,800  TIME WARNER INC                               3,276,900.00

      16,200  TIMES MIRROR CO CL A NEW                        907,200.00
      20,100  TRIBUNE CO                                    1,326,600.00
       4,850  WESTVACO CORP                                   130,040.63


                   RECREATIONAL EQUIPMENT
       6,600  BRUNSWICK CORP                                  163,350.00

       5,450  HARRAH'S ENTERTAINMENT                           85,496.88
       4,850  HASBRO INC                                      175,206.25
      29,656  MATTEL INC                                      676,527.50


                   SOAPS
       4,000  CLOROX CO                                       467,250.00


                   OTHER CONSUMER PRODUCTS
       4,500  COLGATE PALMOLIVE CO                            417,937.50

       8,000  FORTUNE BRANDS INC                              253,000.00
      31,100  GILLETTE CO                                   1,502,518.75
      24,000  PROCTER & GAMBLE CO                           2,191,500.00

       4,500  RUBBERMAID INC                                  141,468.75
       1,700  SPRINGS INDUS INC                                70,443.75
      14,900  TUPPERWARE CORPORATION                          244,918.75

       4,800  UST INC                                         167,400.00

                   PHOTOGRAPHY

         900  EASTMAN KODAK CO                                 64,800.00
       2,100  POLAROID CORP                                    39,243.75

                   HOUSEHOLD FURN/APPLIANCES

       3,200  ARMSTRONG WORLD IND                             193,000.00
       4,000  MAYTAG CO                                       249,000.00


                   RETAIL
       5,100  FEDERATED DEPT STORES NEW                       222,168.75

      12,000  KOHLS CORP                                      737,250.00
      72,400  TJX COS INC (NEW)                             2,099,600.00

                   APPAREL

      40,043  LIMITED INC                                   1,166,252.38
      14,500  LIZ CLAIBORNE INC                               457,656.25

       7,900  NIKE INC CL B                                   320,443.75

       6,500  V F CORP                                        304,687.50

                   BROADCASTING

      24,972  DISNEY WALT CO                                  749,160.00
       2,800  KING WORLD INC                                   82,425.00


                   MISCELLANEOUS
       9,900  PALL CORP                                       250,593.75

      62,000  RJR NABISCO HLDGS CORP                        1,840,625.00

                 TOTAL CONSUMER PRODUCTS                  $43,612,607.02


   DURABLE GOODS                                   30.59%

                   AEROSPACE-AIRCRAFT

      18,168  BOEING CO                                       592,731.00
       6,400  GENERAL DYNAMICS CORP                           375,200.00

       2,820  LOCKHEED MARTIN CORP                            238,995.00
       3,500  NORTHROP GRUMMAN CORP                           255,937.50
       1,600  TEXTRON INC                                     121,500.00

         600  UNITED TECHNOLOGIES CORP                         65,250.00

                   AGRICULTURAL MACHINERY

       2,400  CATERPILLAR INC                                 110,400.00
       4,600  DEERE & CO                                      152,375.00

                   AUTOMOBILE AND PARTS

      13,000  AUTOZONE INC                                    428,187.50
      26,500  COOPER TIRE & RUBBER                            541,593.75

       3,000  CUMMINS ENGINE INC                              106,500.00
      20,518  DANA CORP                                       838,673.25
         200  EATON CORP                                       14,137.50

      26,100  FORD MTR CO                                   1,531,743.75
       4,700  GENERAL MTRS CORP                               336,343.75
       2,950  GENUINE PARTS CO                                 98,640.63

      10,160  NAVISTAR INTL CORP (NEW)                        289,560.00
       3,500  TENNECO INC (NEW)                               119,218.75
         600  TRW INC                                          33,712.50


                   ELECTRICAL
          20  AMP INC                                           1,041.25

       6,000  EMERSON ELEC CO                                 363,000.00
       3,700  HONEYWELL INC                                   278,656.25
       5,000  RAYCHEM CORP                                    161,562.50


                   ELECTRONICS
      24,500  ADVANCED MICRO-DEVICES                          708,968.75

      24,100  APPLIED MATLS INC                             1,028,768.75
     209,475  CISCO SYS INC                                19,441,898.44
      10,600  E G & G INC                                     294,812.50

      35,700  GENERAL ELECTRIC CO                           3,643,631.25
      20,600  GENERAL INSTRUMENT CORP                         699,112.50
       4,500  HEWLETT PACKARD CO                              307,406.25

         500  KLA-TENCOR CORPORATION                           21,687.50
       3,300  LSI LOGIC CORP                                   53,212.50
      15,000  MICRON TECH                                     758,437.50

      11,400  NATIONAL SEMICONDUCTOR                          153,900.00
       5,600  NATIONAL SVC INDS                               212,800.00
      61,612  ORACLE CORPORATION                            2,657,017.50

       2,700  PERKIN ELMER CORP                               263,418.75

      77,100  RAYTHEON CO CL B                              4,105,575.00
      80,200  SEAGATE TECHNOLOGY INC                        2,426,050.00

       1,450  TEKTRONIX INC                                    43,590.63
      22,100  TEXAS INSTRUMENTS                             1,890,931.25
       6,900  THOMAS & BETTS CORP                             298,856.25


                   INDUSTRIAL MACHINERY
       3,900  AEROQUIP-VICKERS INC                            116,756.25

       1,000  BRIGGS & STRATTON CORP                           49,875.00
       4,400  CASE CORPORATION                                 95,975.00
       6,200  COOPER INDUS INC                                295,662.50

       9,600  DOVER CORP                                      351,600.00
      12,700  HARNISCHFEGER INDUS INC                         129,381.25
      24,700  INGERSOLL RAND CO                             1,159,356.25

       2,000  MILACRON                                         38,500.00
         300  NACCO INDUS INC CL A                             27,600.00
      22,600  ROCKWELL INTL CORP W/I                        1,097,512.50


                   OFFICE EQUIPMENT AND SUPPLIES
      13,400  DELUXE CORP                                     489,937.50

      25,900  IKON OFFICE SOLUTIONS                           221,768.75
       2,900  XEROX CORP.                                     342,200.00

                   RUBBER

       6,202  GOODRICH B F CO                                 222,496.75
       4,500  GOODYEAR TIRE & RUBBER                          226,968.75


                   OTHER DURABLE GOODS
       5,300  CORNING INCORPORATED                            238,500.00

       3,150  CRANE CO                                         95,090.63
      11,700  ILLINOIS TOOL WORKS                             678,600.00
       7,200  MILLIPORE CORP                                  204,750.00

       7,000  MINNESOTA MNG & MFR                             497,875.00
      13,900  STANLEY WORKS                                   385,725.00

                   COMPUTERS AND SOFTWARE

      32,500  APPLE COMPUTER INC                            1,330,468.75
         100  CABLETRON SYSTEMS INC                               837.50

       5,200  CERIDIAN CORP                                   363,025.00
      37,069  COMPAQ COMPUTER CORP                          1,554,581.19
      21,862  COMPUTER ASSOC INTL INC                         931,867.75

       5,300  DATA GENL CORP                                   87,118.75
     175,200  DELL COMPUTER CORP                           12,822,450.00
      15,000  ELECTRONIC DATA SYSTEMS                         753,750.00

       3,000  GATEWAY 2000                                    153,562.50
       1,100  HBO AND CO                                       31,556.25
      35,700  IMS HEALTH INC                                2,693,118.75

     135,000  MICROSOFT CORP                               18,722,812.50
      74,600  NOVELL INC                                    1,352,125.00
       2,500  PARAMETRIC TECNOLOGY                             40,937.50

      18,300  SILICON GRAPHICS                                235,612.50
      23,200  SUN MICROSYSTEMS                              1,986,500.00
       8,500  UNISYS CORP                                     292,718.75


                   HOUSEHOLD FURN/APPLIANCES
       4,500  WHIRLPOOL CORP                                  249,187.50


                   TELECOMMUNICATIONS
      51,800  AIRTOUCH COMMUNICATIONS                       3,736,075.00

      10,487  ANDREW CORP                                     173,035.50

      17,100  ASCEND COMMUNICATIONS                         1,124,325.00
       6,200  CLEAR CHANNEL COMMUNICATI                       337,900.00

      33,448  LUCENT TECHNOLOGIES INC                       3,679,280.00
      89,400  MEDIAONE GROUP INC (NEW)                      4,201,800.00
       4,000  SPRINT CORP PCS GROUP                            92,500.00


                   MISCELLANEOUS
      15,100  ALLIED-SIGNAL INC                               669,118.75

      13,600  BLACK & DECKER CORP                             762,450.00
      13,300  ITT INDUSTRIES INC                              528,675.00
       4,200  JOHNSON CTLS INC                                247,800.00

       5,775  PARKER HANNIFIN CORP                            189,131.25
       3,350  SNAP ON TOOLS CORP                              116,621.88
      15,000  SOLECTRON CORP                                1,394,062.50

      22,700  THERMO ELECTRON CORP                            384,481.25

                     TOTAL DURABLE GOODS                 $114,270,652.65


   FINANCIAL                                        9.96%

                   BANKS

      14,800  BANK NEW YORK INC                               595,700.00
       2,200  BB&T CORP                                        88,687.50

       3,660  CHASE MANHATTAN CORP NEW                        249,108.75
       1,800  FIFTH THIRD BANCORP COM                         128,362.50
      18,588  FIRST UNION CORP                              1,130,382.75

      12,668  FLEET FINANCIAL GROUP INC                       566,101.25
      17,084  KEYCORP NEW                                     546,688.00
      11,943  MBNA CORP                                       297,828.56

       9,800  MELLON BANK CORP                                673,750.00
       2,000  MORGAN J P & CO                                 210,125.00
       9,800  NATIONAL CITY CORP                              710,500.00

      21,000  NORTHERN TRUST CO                             1,833,562.50
       9,200  PNC FINANCIAL                                   497,950.00
       1,000  REGIONS FINANCIAL CORP                           40,312.50

      15,300  SUMMIT BANCORP                                  668,418.75
       2,700  SUNTRUST BANKS INC                              206,550.00
      11,131  U.S. BANCORP                                    395,150.50

       6,901  WACHOVIA CORP                                   603,406.19
      22,130  WELLS FARGO COMPANY NEW                         883,816.88

                   FINANCE COMPANIES

       1,300  AMERICAN EXPRESS CO                             132,925.00
      22,508  ASSOCIATES 1ST CAPITAL A                        953,776.50

         500  COAST FEDERAL RTS                                 2,968.75
      12,779  HOUSEHOLD INTL CORP                             506,367.88
           0  WADDELL & REED FIN CL A                               0.71

           1  WADDELL & REED FIN CL B                              14.65

                   HOLDING COMPANY

       9,771  BANK ONE CORP                                   498,916.37
      27,638  BANKAMERICA CORP NEW                          1,661,734.75
      24,140  CITIGROUP INC                                 1,194,930.00

       1,000  EASTERN ENTERPRISES                              43,750.00
      28,466  MS, DW, DISCOVER & CO                         2,021,086.00

                   FIRE AND CASUALTY INSURANCE

         900  CHUBB CORP                                       58,387.50
       2,000  SAFECO CORP                                      85,875.00



                   INSURANCE

      16,113  AETNA INC                                     1,266,884.63
         128  ALLSTATE CORPORATION                              4,944.00
      11,850  AMERICAN INTL GROUP                           1,145,006.25

       8,900  AON CORP                                        492,837.50
       2,400  CIGNA CORP                                      185,550.00
      17,700  CINCINNATI FINANCIAL CORP                       648,262.50

      23,700  CONSECO INC                                     724,331.25
       1,600  HARTFORD FINANCIAL SVCS                          87,800.00
      16,200  MARSH & MCLENNAN CO.                            946,687.50

      12,210  MBIA INC                                        800,518.13
      34,900  MGIC INVT CROP                                1,389,456.25
      13,136  ST PAUL COS INC                                 456,476.00

      28,700  TORCHMARK CORP                                1,013,468.75
       9,300  TRANSAMERICA CORP                             1,074,150.00
      20,800  UNUM CORP.                                    1,214,200.00


                   LIFE INSURANCE
       3,997  AMERICAN GENERAL CORP                           311,766.00

       3,975  JEFFERSON PILOT CORP                            298,125.00
       2,100  LINCOLN NATL CORP IND                           171,806.25
      28,950  PROVIDIAN FINL CORP W/I                       2,171,250.00


                   REAL ESTATE
       5,100  FEDERAL NATL MTGE ASSN                          377,400.00


                   SAVINGS & LOANS
       2,200  GOLDEN WEST FINL CORP                           201,712.50


                   BROKERAGE
      13,700  BEAR STEARNS COS INC                            512,037.50

      32,400  FRANKLIN RESOURCES                            1,036,800.00
      21,800  LEHMAN BROS HLDGS INC                           960,562.50
       2,700  MERRILL LYNCH & CO                              180,225.00


                   MISCELLANEOUS
      12,700  DUN & BRADSTREET CORP NEW                       400,843.75

      43,429  WASHINGTON MUTUAL                             1,658,444.94

                         TOTAL FINANCIAL                  $37,218,680.94


   METALS AND MINING                                0.94%

                   ALUMINUM

       1,500  ALUMINUM CO AMER                                111,843.75
       5,300  REYNOLDS METALS CO                              279,243.75


                   MINING
      20,500  HOMESTAKE MNG CO                                188,343.75


                   STEEL
      23,482  ALLEGHENY TELEDYNE                              479,913.38

      31,300  BETHLEHEM STEEL CORP                            262,137.50
       5,000  NUCOR CORP                                      216,250.00
       3,100  TIMKEN CO                                        58,512.50

      21,900  USX-US STEEL GROUP                              503,700.00
      22,500  WORTHINGTON INDS INC                            281,250.00

                   OTHER METALS



       2,400  ASARCO INC                                       36,150.00
      88,400  BATTLE MOUNTAIN GOLD CL A                       364,650.00

      26,123  NEWMONT MNG CORP                                471,846.69
       2,400  PHELPS DODGE CORP                               122,100.00

                   MINERALS

      13,900  CYPRUS AMAX MINERALS CO                         139,000.00


                 TOTAL METALS AND MINING                   $3,514,941.32

   COLLECTIBLES & PRECIOUS MATERIALS                0.02%


                   GOLD-DIAMOND-GEMS
       6,500  FREEPORT-MCMORAN COPPER-B                        67,843.75


 TOTAL COLLECTIBLES & PRECIOUS MATERIALS                      $67,843.75


   OIL-ENERGY                                       2.88%

                   OIL & GAS PRODUCERS

      15,100  AMERADA HESS CORP                               751,225.00
       9,200  AMOCO INC                                       542,800.00
       1,400  APACHE CORP                                      35,437.50

      11,000  COASTAL CORP                                    384,312.50
       2,000  HELMERICH & PAYNE INC.                           38,750.00
       7,300  OCCIDENTAL PETROLEUM                            123,187.50

       6,100  ROWAN COS INC                                    61,000.00
       6,400  SUNOCO INC                                      230,800.00
      39,806  UNION PACIFIC RESOURCES                         360,741.88


                   NATURAL RESOURCES
       2,500  KERR MCGEE CORP                                  95,625.00

       5,100  ONEOK INC                                       184,237.50
       8,600  WILLIAMS COS INC-DEL                            268,212.50

                   OIL EQUIPMENT, WELLS & SVCS

       5,400  ASHLAND, INC                                    261,225.00
      40,450  BAKER HUGHES INC                                715,459.38

      51,100  HALLIBURTON CO                                1,513,837.50

                   OIL - DOMESTIC

      34,177  BURLINGTON RESOURCES INC                      1,223,963.81
       4,100  PHILLIPS PETE CO                                174,762.50
       7,100  UNOCAL CORP                                     207,231.25


                   OIL - INTERNATIONAL
       2,400  ATLANTIC RICHFIELD CO                           156,600.00

       9,300  CHEVRON CORP                                    771,318.75
      22,200  EXXON CORP.                                   1,623,375.00
       7,300  MOBIL CORP                                      636,012.50

       6,200  ORYX ENERGY COMPANY                              83,312.50
       5,658  TEXACO INC                                      299,166.75


                        TOTAL OIL-ENERGY                  $10,742,594.32

   RETAIL                                           6.78%


                   DEPARTMENT STORES
      42,800  CVS CORP                                      2,354,000.00

      10,800  DAYTON HUDSON CORP                              585,900.00

       1,800  DILLARDS INCORPORATED                            51,075.00
       3,100  HARCOURT GENERAL INC                            164,881.25

      13,800  K MART                                          211,312.50
       7,500  MAY DEPT STORES CO                              452,812.50
       7,000  PENNEY JC INC                                   328,125.00

      11,800  SEARS ROEBUCK & CO                              501,500.00
      18,700  WAL MART STORES INC                           1,522,881.25
      22,200  WINN-DIXIE STORES INC                           996,225.00


                   GROCERY
       4,300  ALBERTSON'S INC                                 273,856.25

      38,300  AMERICAN STORES CO                            1,414,706.25
       1,600  GREAT ATLANTIC & PAC TEA                         47,400.00
      17,800  KROGER CO                                     1,076,900.00

      23,600  SUPERVALUE INC                                  660,800.00

                   OTHER RETAIL

      19,900  CIRCUIT CITY STORES                             993,756.25
      20,326  CONSOLIDATED STORES INC                         410,331.13
      28,477  COSTCO COMPANIES INC                          2,055,683.44

       1,200  LONGS DRUG STORES CORP                           45,000.00
      24,400  LOWES COS INC                                 1,248,975.00
       5,000  PEP BOYS-MAN, MO, JACK                           78,437.50

      30,300  RITE AID CORP                                 1,501,743.75
      24,700  TANDY CORP                                    1,017,331.25
      48,700  TOYS R US                                       821,812.50


                   SPORTING GOODS
      11,900  REEBOK INTL LTD                                 177,012.50

       1,800  RUSSELL CORP                                     36,562.50

                   APPAREL

      22,690  FRED MEYER INC                                1,367,072.50
      21,375  GAP INC                                       1,202,343.75
       6,200  NORDSTROM INC                                   215,062.50


                   MISCELLANEOUS
      46,663  TYCO INTERNATIONAL LTD                        3,520,140.06


                            TOTAL RETAIL                  $25,333,639.63


   UTILITIES                                       12.35%

                   ELECTRIC

      30,700  AMEREN CORP                                   1,310,506.25
       4,700  AMERICAN ELEC PWR INC                           221,193.75
       2,400  BALTIMORE GAS & ELEC                             74,100.00

      13,900  CAROLINA PWR & LT CO                            654,168.75
      25,500  CENTRAL & SOUTH WEST CORP                       699,656.25
       6,585  CINERGY CORP                                    226,359.38

      12,400  CONSOLIDATED EDISON INC                         655,650.00
      10,100  DOMINION RES INC-VA                             472,175.00
       4,200  DTE ENERGY COMPANY                              180,075.00

       3,377  DUKE POWER CO                                   216,339.06
      16,800  ENTERGY CORP NEW                                522,900.00
       2,400  FPL GROUP INC                                   147,900.00

       3,300  GPU INC                                         145,818.75
       7,790  HOUSTON INDS INC                                250,253.75
      11,000  NIAGARA MOHAWK PWR                              177,375.00

       4,500  NORTHERN STS PWR CO                             124,875.00

       5,100  PACIFICORP                                      107,418.75
      21,200  PECO ENERGY                                     882,450.00

      14,100  PG&E CORP                                       444,150.00
       2,500  PP&L RESOURCES INC                               69,687.50
      35,200  PUBLIC SVC ENTERPRISE GRP                     1,408,000.00

      33,974  SBC COMMUNICATIONS INC                        1,821,855.75
      17,900  SOUTHERN CO                                     520,218.75
       5,600  UNICOM CORP                                     215,950.00


                   GAS
      12,300  COLUMBIA GAS SYS INC                            710,325.00

       7,900  CONSOLIDATED NATL GAS                           426,600.00
       7,400  ENRON CORP                                      422,262.50
       7,800  NICOR INC                                       329,550.00

       6,200  PEOPLES ENERGY CORP                             247,225.00
       4,900  SONAT INC                                       132,606.25
       1,832  TEXAS UTILITIES CO                               85,531.50


                   TELEPHONE
      27,900  A T & T                                       2,099,475.00

      14,400  ALLTEL CORP                                     861,300.00
      27,176  BELL ATLANTIC CORP                            1,440,328.00
      56,000  BELLSOUTH CORP                                2,793,000.00

      13,700  FRONTIER CORP                                   465,800.00
      14,300  GTE CORP                                        929,500.00
     274,267  MCI WORLDCOM INC                             19,678,657.25

       8,000  SPRINT CORP                                     673,000.00
      13,941  US WEST INC (NEW)                               900,937.13

                   WASTE DESPOSAL

      16,200  BROWNING FERRIS IND                             460,687.50
      12,252  WASTE MANAGEMENT INC                            571,249.50


                   MISCELLANEOUS
      52,973  SEMPRA ENERGY                                 1,344,189.88


                         TOTAL UTILITIES                  $46,121,301.20


   MISCELLANEOUS                                   11.31%

                   BROADCAST/COMMUNICATIONS

      24,900  CBS CORP                                        815,475.00
      58,600  COMCAST CORP CL A SPL                         3,439,087.50
       1,200  GANNETT CO., INC                                 77,400.00

      64,400  MOTOROLA INC                                  3,932,425.00
      36,000  TELE COMM. INC CL A                           1,991,250.00
      17,600  VIACOM INC CL B NON VTG                       1,302,400.00


                   BUSINESS SERVICES
       3,700  AUTODESK INC                                    157,943.75

       8,600  AUTOMATIC DATA PROC                             689,612.50
       5,500  BLOCK H&R INC                                   247,500.00
      36,963  CENDANT CORP                                    704,607.19

      16,300  COMPUTER SCIENCES CORP                        1,050,331.25
       6,700  DONNELLEY RR & SONS                             293,543.75
       4,100  DOW JONES & CO                                  197,312.50

      37,600  E M C CORP                                    3,196,000.00
      24,100  ECOLAB INC                                      872,118.75
      10,000  FIRST DATA CORP                                 316,875.00

       5,400  GRAINGER W W INC                                224,775.00

       6,900  INTERPUBLIC GROUP COS                           550,275.00
      18,300  OMNICOM GROUP INC                             1,061,400.00

       4,600  SCIENTIFIC-ATLANTA                              104,937.50
      18,900  SERVICE CORP INTL                               719,381.25
       9,100  THREE COM CORP                                  407,793.75


                   FOOD SERVICE
      17,900  DARDEN RESTAURANTS INC                          322,200.00

       9,300  MCDONALDS CORP                                  712,612.50
      23,800  PHILLIP MORRIS CO INC                         1,273,300.00
      24,360  TRICON GLOBAL RESTAURANTS                     1,221,045.00

       5,500  WENDYS INTL INC                                 119,968.75

                   HOTEL & MOTEL

      18,500  HILTON HOTELS CORP                              353,812.50
      22,600  MARRIOTT INTL CL A                              655,400.00

                   HOUSING

       1,600  PULTE CORP                                       44,500.00

                   MED SERV & SUPPLIES

      17,300  BIOMET INC                                      696,325.00
      78,900  HEALTHSOUTH CORPORATION                       1,218,018.75

       2,400  HUMANA INC                                       42,750.00
      60,400  MEDTRONIC INC                                 4,484,700.00
       1,400  SHARED MEDICAL SYS CORP                          69,825.00

       6,750  ST. JUDE MED INC.                               186,890.63

                   REAL ESTATE

       3,500  CENTEX CORP                                     157,718.75

                   TRANSPORTATION

       5,109  BURLINGTON NRTHN SANTA FE                       172,428.75
       1,600  CSX CORP                                         66,400.00
      10,600  DELTA AIR LINES INC                             551,200.00

      11,540  FDX CORP                                      1,027,060.00
       2,100  FLEETWOOD ENTERPRISES                            72,975.00
       5,600  NORFOLK SOUTHERN CORP                           177,450.00

      11,900  PACCAR INC                                      489,387.50
       4,200  RYDER SYSTEMS INC                               109,200.00
      44,850  SOUTHWEST AIRLINES CO                         1,006,321.88

      19,100  U S AIR GROUP                                   993,200.00
       7,800  UNION PACIFIC CORP                              351,487.50

                   MISCELLANEOUS

      11,700  MALLINCKRODT (NEW)                              360,506.25
      23,400  WARNER-LAMBERT                                1,759,387.50


                   TELECOMMUNICATIONS
      16,600  AMERITECH CORP NEW                            1,052,025.00

       3,600  HARRIS CORP-DEL                                 131,850.00

                     TOTAL MISCELLANEOUS                  $42,232,390.95


                                        TOTAL COMMON STOCK      $371,312,253.03

OTHER

                                                    0.60%




                   CASH EQUIVALENTS

   2,260,002  AIM SHORT TERM INV SER 2                      2,260,002.06

                                  TOTAL                    $2,260,002.06


                                               TOTAL OTHER        $2,260,002.06


            TOTAL INVESTMENTS -                100.00%          $373,572,255.09
            (cost $175,538,463)


            See accompanying notes